PGIM Short Duration High Yield Fund, Inc.
Annual period ending 5-31-18

SUB-ITEM 77-C
Submission of Matters to a Vote of Security Holders

An Annual Meeting of Stockholders was held on March 9, 2018. At such meeting the stockholders elected the following Class III
Directors:

Approval of Directors


Class III
Affirmative Votes Cast        Shares Against/ Withheld

Scott E. Benjamin
 25,628,362.000               384,984.000

Linda W. Bynoe
 25,519,187.300               448,283.000

Laurie Simon Hodrick
 25,548,129.300               419,341.000

Michael S. Hyland, CFA
25,474,931.300                452,539.000